EXHIBIT 10.55

Summary of Executive Bonus Arrangements for 2004 Bonuses

and in respect of Restricted Stock Grants in 2005

On March 15, 2005, the Board of Directors of Jameson Inns, Inc. (the “Company”), approved the grant of cash bonuses and shares of restricted stock to be awarded to the named executive officers in recognition for work performed and goals accomplished during 2004. The stock grants will all be made on April 1, 2005 pursuant to the Jameson 2003 Stock Incentive Plan. One-third of the restricted shares will vest on each of the first three anniversary dates of the date of grant. The bonuses and stock grants were previously approved by the Compensation Committee of the Board of Directors, subject to final approval by the entire Board.

The amounts of the bonus awards and the numbers of shares of restricted stock to be awarded to executive officers listed below are:

Executive Officer	Cash Bonus Amount	Number of Restricted Shares
Thomas W. Kitchin, Chief Executive Officer and Chairman of the Board of Directors	$100,000	100,000

Craig R. Kitchin, President and Chief Financial Officer	$50,000	50,000

Steven A. Curlee, Vice President – Legal and General Counsel	$25,000	35,000

Martin D. Brew, Treasurer and Chief Accounting Officer	$15,000	30,000

The Board of Directors further authorized the Company to pay as an additional bonus to each named grantee of restricted stock a cash amount sufficient to pay the federal and state income taxes incurred by such individual as a result of the vesting of the shares of restricted stock. The bonuses are to be paid only if and when the restricted shares vest.